Exhibit 21

Subsidiaries of the Company

Peoples Bank	Indiana
NWIN, LLC	Nevada
NWIN, Holdings	Nevada
NWIN, Investments, Inc.	Nevada
NWIN Funding	Maryland
Peoples Service Corporation	Indiana
Columbia Development, LLC	Indiana
AJS Insurance LLC	Illinois